UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report:  January 17, 2008

(Date of earliest event reported)

INTERNATIONAL BUSINESS MACHINES CORPORATION

(Exact name of registrant as specified in its charter)

New York	1-2360	13-0871985
(State of Incorporation)	(Commission File Number)	(IRS employer Identification No.)

ARMONK, NEW YORK		10504
(Address of principal executive offices)		(Zip Code)

914-499-1900

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.   Results of Operations and Financial Condition.

Attachment I of this Form 8-K contains the prepared remarks for IBM’s Chief Financial Officer Mark Loughridge’s fourth quarter earnings presentation to securities analysts on January 17, 2008.  Certain reconciliation and other information (“Non-GAAP Supplementary Materials”) for this presentation was included in Attachment II to the Form 8-K that IBM submitted on January 17, 2008, which included IBM’s press release dated January 17, 2008.  All of the information in Attachment I is hereby filed except for the information set forth below, which is furnished but not filed:

The following statement on page 2: “In the fourth quarter, Systems and Technology revenue growth was flat excluding the divested printer business”

 The following statement on page 3: “and up 17 percent excluding the additional interest expense for our accelerated share repurchase”

The following statement on page 15:  “but without the divested printer business, revenue was flat”

The following statement on page 22:  “so without the ASR interest, net income grew 13 percent and net margin expanded by 50 basis points”

Item 8.01.   Other Events.

Attachment II of this Form 8-K contains information that is being posted on IBM’s Investor Relations website (www.ibm.com/investor/). All of the information in Attachment II is hereby filed.

IBM’s web site (www.ibm.com) contains a significant amount of information about IBM, including financial and other information for investors (www.ibm.com/investor/).  IBM encourages investors to visit its various web sites from time to time, as information is updated and new information is posted.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: January 18, 2008

	By:	/s/ Timothy S. Shaughnessy

Timothy S. Shaughnessy
Vice President and Controller

ATTACHMENT I

INTRODUCTION

Thank you.  This is Patricia Murphy, Vice President of Investor Relations for IBM.  I’m here with Mark Loughridge, IBM’s Senior Vice President and Chief Financial Officer.  Thank you for joining our fourth quarter earnings presentation.

By now, the opening page of the presentation should have automatically loaded, and you should be on the title page.  The charts will automatically advance as we move through the presentation.  But, if you prefer to manually control the charts, at any time you can un-check the synchronize button on the left of the presentation.

The prepared remarks will be available in roughly an hour, and a replay of this webcast will be posted to our Investor Relations website by this time tomorrow.

Our presentation includes certain non-GAAP financial measures, in an effort to provide additional information to investors.  All non-GAAP measures have been reconciled to their related GAAP measures in accordance with SEC rules.  You will find reconciliation charts at the end, and in the Form 8-K submitted to the SEC.

Let me make one other comment about our presentation this quarter.  You may notice that the format has changed from past quarters.  In addition to the style changes, we have streamlined a few of the charts, and some of the details that were previously on the segment charts are now in the backup.  So the information provided is essentially consistent with the information provided in the past.

Finally, I’ll remind you that certain comments made in this presentation may be characterized as forward looking under the Private Securities Litigation Reform Act of 1995.  Those statements involve a number of factors that could cause actual results to differ materially.  Additional information concerning these factors is contained in the company’s filings with the SEC.  Copies are available from the SEC, from the IBM web site, or from us in Investor Relations.

Now, I’ll turn the call over to Mark Loughridge.

4Q 2007 SUMMARY

Thanks for joining us today.

Earlier this week we announced record revenue and earnings per share, and today we’ll go through the details of our fourth quarter performance.

This turned out to be a great quarter, in fact the strongest revenue and profit performance in almost a decade.  And as you will see, a great close to ’07, but an even better start to ’08.

The performance reflects the strength of our global model.  In the fourth quarter we generated 65 percent of our business outside of the U.S.

By capitalizing on the opportunities in the global economies we delivered 10 percent revenue growth.  Our performance was especially strong in Asian regions excluding Japan.

The IBM business model drove 24 percent earnings per share growth in this quarter.  Obviously we had excellent operating leverage, a by-product of all the work we’ve been doing to drive our 2010 roadmap.

Looking at our results by segment — Services continued the momentum we’ve seen over the year.  Global Technology Services revenue was up 16 percent, profit up 26 percent.  Global Business Services revenue was up 17 percent, profit up 9 percent.  And we signed $15.4 billion of new business, and importantly short term signings were up 8 percent.

In Software, strong execution resulted in good transaction closing rates and revenue growth of 12 percent.

In Hardware, taking into account the product transition in System z, we had good performance in Systems, with strong performance in System p and Storage.  In the fourth quarter, Systems and Technology revenue growth was flat excluding the divested printer business.  But the real story here is the margin improvement,  driving 18 percent growth in profit.

Looking at our cash and balance sheet performance, we had record cash performance, generating $12.4 billion of free cash flow, up $1.9 billion over 2006 levels.  This contributed to a cash balance at the end of the year of $16.1 billion.

We are in great shape as we enter 2008, and expect earnings per share growth of 15 percent to 16 percent off our 2007 base of $7.13 without the printer gain from the second quarter.  This would result in an EPS range of $8.20 to $8.30.

And with this strong performance, we are on track for our 2010 roadmap of $10.00 to $11.00 of earnings per share.

Now let’s turn to the financial summary for the quarter.

4Q 2007 FINANCIAL SUMMARY

We delivered revenue of $28.9 billion, an increase of 10 percent as reported and 4 percent at constant currency.

Gross margin was up four tenths of a point, driven by improvements in our Systems business.

Expense was up 9 percent.  We maintained our focus on cost and expense management, while continuing to invest for growth in key markets.

With this operating leverage, both pre-tax income and net income are up a very strong 14 percent, and up 17 percent excluding the additional interest expense for our accelerated share repurchase.  We delivered a pre-tax margin of 19 percent and net margin of 13.7 percent — a very high level of return.

Share count was down 8 percent.  This reflects almost $19 billion of share repurchase, with the majority coming from our Accelerated Share Repurchase in May.

Bottom line, we delivered $2.80 of EPS, a growth of 24 percent year to year.

Now let me give you a quick summary of the full year

2007 FINANCIAL SUMMARY

For 2007 we delivered $98.8 billion of revenue, pre-tax earnings of $14.5 billion, and earnings per share of $7.18 — all record levels.  Many of you look at our business without the gain from the sale of our printer business in the second quarter.  Without this gain, earnings per share was $7.13, that’s 18 percent growth.

We expanded margin, generated $12.4 billion of free cash flow, and returned $21 billion to shareholders through our share repurchases and dividends.  We had a great fourth quarter and 2007.

Before moving on, let me add a different perspective to our profit performance.

2007 FINANCIAL SUMMARY AND SELECTED ITEMS

As you know, there are a few items in our operating results that many other companies, especially in the tech sector, exclude from the discussion of their earnings.

I’d like to give you a sense of the magnitude of some of these items.  Within our $14.5 billion of pre-tax income, we absorbed about $370 million for the amortization of purchased intangibles.  We absorbed over $700 million of stock-based compensation.  We absorbed about $350 million of charges for ongoing restructuring, primarily reflecting resource rebalancing activity.  And, we absorbed $2.6 billion of cost and expense for retirement-related plans.  Together, these four items impacted our pre-tax income by $4 billion.

These items are part of our ongoing business, and we view them in the same way as any other element of cost or expense that impacts our financial statement.

So let me get into the fourth quarter details, starting with revenue by sector.

REVENUE BY KEY INDUSTRY SALES UNIT

We had growth in all sectors with particular strength in Communications.

But let me spend a minute on Financial Services sector.  This quarter growth in Financial Services was 11 percent, or 5 percent at constant currency.  This is consistent with IBM’s total sector performance and also more in line with FSS’ growth in the first half of the year.

Similar to last quarter, by brand, the largest impact was in System z worldwide, as customers look forward to the new product.  So this impact is more a function of the product transition than the sector.

By geography, the U.S., which represents about 25 percent of the total, was flat.  But 75 percent of the Financial Services business is outside the U.S., and this was up 15 percent, or 6 percent at constant currency.  So our very good performance outside of the U.S. drove solid results in the sector.

Now let’s look at our overall performance by geography.

GEOGRAPHIC REVENUE

Americas revenue growth was 2 percent at constant currency.  U.S. growth was also 2 percent, which we believe is in line with the market.

Europe had more steady performance, up 16 percent as reported and 6 percent at constant currency.  This quarter most major countries were up at constant currency, led by Spain, which was up a very powerful 15 percent.  The European market environment continues at moderate IT spend, and our steady performance throughout 2007 reflects that environment.  We have seen mid-single-digit revenue growth each quarter in Europe.

Asia Pacific again had the best performance at constant currency, up 15 percent as reported and 9 percent at constant currency.  Revenue in Japan, now less than half of Asia Pacific, grew modestly as reported, but declined at constant currency.  So the AP results were clearly driven by performance in other regions, where the economies remain strong.  Each of these regions, India, China, Australia/New Zealand, ASEAN, and Korea grew between 15 percent and 25 percent at constant currency.  And together they grew 20 percent at constant currency.  More importantly, we estimate that the profit contribution from these regions was up more than 40 percent.

STRONG GEOGRAPHIC REVENUE MIX

Now, while we often discuss the BRIC countries, there are many other nations with a similar growth profile.  Countries like Malaysia, Poland, South Africa, Ecuador and dozens more around the world, with insatiable demands created by a growing middle class for public and private infrastructures to support explosive economic growth.

To me, this is a virtual gold rush in these rapidly emerging economies.  So let me explain what I mean.

In some ways the build-out of infrastructure is much like the construction of the railroads and telegraph lines that helped open new markets during the California Gold Rush.  In the past, IBM helped build the business and IT infrastructure for much of the developed world.  Today, in what has become the “Gold Rush of the 21st century,” we see a new era of growth for IBM in these emerging markets.  We are being selected by governments, institutions and businesses to design, build and run the infrastructures that support their operations.

As you can see from the highlights on this map, there is a new reality about emerging countries and IBM’s business there.  First, they are a lot more than just the BRIC countries; Singapore, Peru, the Czech Republic, I mean, you get the idea.  But it’s much broader than just Brazil, Russia, India and China.  And they’re big.  The countries shown here represent 22 percent of IBM’s revenue base, and they’re growing rapidly.  Every one of these countries is growing at greater than 10 percent, and together they are growing at more than 20 percent.

Let me give you just a few examples of the kind of work we’re doing.

We just announced a banking center to help The State Bank of Vietnam’s 77 lenders modernize their systems for wire transfer, treasury management and customer savings and credit card account management.  And, companies in countries that are new EU members, like Poland and Romania, are turning to IBM to help with the business transformation needed to attract foreign investment and support compliance with EU directives.

And we’re seeing results.  This quarter we signed more than $1.4 billion in new domestic services contracts in India, another example of how we’re winning locally in the India market.  And as I just mentioned, our Asia Pacific regions, ex-Japan, grew revenue 20 percent and grew profit at double that rate.

So we’re talking about real money, real growth, and a real impact on our business.

Clearly our bets on the new global economy are paying off.

And we’ve improved our hand, with a new organization and management structure that will take effect early in 2008, aimed at continuing to make the most of this opportunity.

In short, we expect these rapidly growing markets to continue to fuel IBM’s revenue and profit engine in 2008 and into the future.

Now let’s turn back to our fourth quarter performance and look at revenue by segment.

SEGMENT REVENUE

Year to year growth was led by our two Services businesses.  At 16 percent and 17 percent growth, this is the best performance in years.

In Software, growth returned to double-digits.  Branded middleware had a good quarter and these fast growing brands are now 58 percent of total Software revenue.

Systems and Technology also improved from third quarter, driven by strength in POWER6 and storage.

Global Financing was up 8 percent, with good growth in sales of used equipment.

We’ll address details in the segment discussions.  But now let’s turn to Expense.

EXPENSE ANALYSIS

Total Expense and Other Income increased 9 percent.  With 10 percent revenue growth, our expense-to-revenue ratio improved 3 tenths of a point year to year.

Peeling back the 9 percent growth in the fourth quarter, approximately 5 points of growth was due to currency.  We “estimate” that 1 point of the growth is acquisitions, as we’ve effectively wrapped on the larger acquisitions completed in the fourth quarter of last year.

The remaining 2 points of growth are “operational.”  Now in this, we did cover two incremental expense items; first, the interest expense from our ASR, and second, growth in employee bonus compensation.  Together, these two items impacted our expense growth by about 4 points.

Our operational performance is the result of actions taken to manage spending in the current environment, while continuing to invest in areas that will drive growth over time, especially in high growth markets.

So, as we enter 2008, we will continue to effectively manage our operational expense growth and at the same time we will have an increase in expense for acquisitions as we close transactions in the first quarter.  I’d like to remind you that we include all acquisition costs in our reported results — including the amortization of purchased intangibles.

Let me mention three items that significantly impacted our profit growth this quarter.

First, A/R Provisions were up about $100 million year to year.  Our reserve coverage ended the year at 1.5 percent, consistent with third quarter and down a tenth of a point from December 2006.

Second, bonus compensation to our employee non-executive population was up almost $300 million year to year.  This reflects our strong finish to the year.  It’s about half cost and half expense, so it impacted gross margin by 5 tenths of a point year to year, and as I just mentioned contributed 2 points of expense growth.  A majority of this impact will be reflected in our services segments, consistent with our population distribution.

Third, retirement-related plans generated about $670 million of cost and expense in the quarter, an increase of about $75 million year to year.  The retirement-related plans cost $2.6 billion for the full year, up about $170 million year to year.

Now let me comment on the performance of our U.S. pension fund.  Our investments returned 14 percent.  Despite this strong performance, we will keep our expected long-term return at 8 percent for 2008.  We will increase the discount rate to 6 percent, reflecting the current interest rate environment.  In 2008, these assumptions together with other factors such as our pension plan redesigns will result in retirement-related expense of about $1.6 billion, a decrease of $950 million to $1 billion year to year.

Finally, in the fourth quarter, our effective tax rate was 28 percent, consistent with the rate in fourth quarter of last year.  For the full year 2007, IBM’s effective tax rate was 28.1 percent.  Looking forward to 2008, we expect a rate of approximately 27 1/2 percent.  The improved rate is the result of a more favorable mix of income in lower tax jurisdictions.

MARGINS BY SEGMENT

Before getting into the segment discussion, let me give you a snapshot of margins.  Margin improvement was driven by margin expansion — led by Systems and Technology and Software.

Systems and Technology margin improved both gross and pre-tax margins substantially.  Gross margins improved in every systems brand except System i.  This is driven by our ongoing focus on reducing cost, mixing to higher end models within our brands, and the value of our new POWER6 products

Software margin improvement reflects good revenue growth off of a relatively fixed cost base.

Margin in Global Technology Services was up, driven by strong profit growth in SO and ITS, and good expense management.

Global Business Services margins were down — though up for the year.  The year to year decline in fourth quarter is primarily driven by the increase in employee bonus compensation costs associated with IBM’s strong performance for the year.

Now let’s turn to the segments, starting with Services

GLOBAL SERVICES SEGMENTS

Both Services segments delivered powerful results again this quarter.  Total Services revenue was $14.9 billion, up 17 percent as reported and 10 percent at constant currency.  We had double-digit revenue growth across all lines of business, and profit growth of just over 19 percent, with pre-tax margin of 10.6 percent.  We believe both services businesses gained share this quarter.

We had signings of $15.4 billion, with very strong performance to close out the year.  Our short term signings were up 8 percent.  Long term signings were down 25 percent, coming off a very strong fourth quarter last year.  Within this, we signed 17 deals larger than $100 million, and our backlog increased to an estimated $118 billion, up $2 billion year to year and quarter to quarter.  This strong quarter of signings enabled us to grow overall signings for the full year.

Moving to Global Technology Services, total revenue was up 16 percent or 10 percent at constant currency.  This was clearly the best performance we’ve seen in years for this unit.  This is a reflection of the enormous transformation that has taken place over the past few years, including a revamping of the entire ITS portfolio around the globe, continued improvement in our Strategic Outsourcing service delivery, and a disciplined approach to driving new business in our existing accounts.  GTS delivered double-digit revenue growth across all geographies, all sectors, and all lines of business.

Strategic Outsourcing revenue was up 15 percent, while signings were down 26 percent.  Revenue growth is benefiting from last year’s signings, the continued sales of new business into our existing accounts and good yield from 2007 new signings.

Business Transformation Outsourcing is up 56 percent as reported.  We had double-digit revenue growth in all geographies.  And we saw continue strength in our Daksh business which was up over 40 percent year to year.  Signings were up almost 150 percent, and finished up 17 percent for the year.

Integrated Technology Services revenue was up 11 percent.  Signings this quarter were up 6 percent.  We had good traction in our key ITS plays, which include; Green Data Center, Server Management Services, and SOA.  What these offerings all have in common, is that they enable our customers to maximize the efficiency of their IT infrastructures — which can drive considerable cost savings.

We were particularly encouraged by the signings performance of our Green

Data Center services offerings that announced in the third quarter.  These offerings enable our customers to maximize the power utilization of their data centers, and reduce energy costs.   We signed nearly $300 million in new business this quarter, with about half of that coming from the Financial Services Sector, where business volumes are driving an enormous amount of processing needs and power consumption.

Maintenance revenue was up 16 percent.  This growth includes the services provided to Ricoh Info Print, which contributed about seven points of growth in the quarter.  This work will transition to Ricoh in 2008.

Global Technology Services pre-tax profit was up 26 percent, and margin was 10.2 percent, up .9 points year to year.  This margin expansion was driven by first, better cost structure in Strategic Outsourcing, a mix to higher value products in ITS, and very good expense management.

Turning to Global Business Services, our revenue was up 17 percent as reported and up 10 percent at constant currency.  GBS delivered record revenue and profit for both the quarter and the year, and exceeded its revenue growth model objectives for the full year for both the consulting and systems integration business, and application management services.

We’re seeing tremendous growth in our Application Management Services offerings and growth in our Global Resources, with revenue-generating headcount up 38 percent year to year.

For the quarter we grew revenue in all geographies and all sectors and delivered double-digit growth across all consulting services lines, which include; Financial Management Services, Human Capital Management, CRM, Supply Chain, and Strategy and Change.

Short term signings for GBS were up 9 percent for the quarter, $3.9 billion in short term signings is the highest level we’ve ever achieved.  Long term signings were down 48 percent for the quarter, coming off a very strong quarter last year.

Global Business Services pre-tax profit was up 9 percent and margin was 11.3 percent, down half a point year to year.  Although we delivered the highest level of pre-tax profit in history, margins were impacted by increased employee bonus compensation in the quarter, partially offset by improved expense productivity.

To wrap up Services, I’ll comment on full year results.

This is the strongest revenue performance since 2003, and we exceeded our model objectives for both revenue and profit growth.  While these numbers aren’t on the chart, let me just give you a few key metrics for the full year.  Revenue was up 12 percent as reported and 8 percent at constant currency.  Pre-tax profit grew almost 13 percent, and pre-tax margin expanded to 10 percent.  We had short term signings growth of 5 percent, and we closed the year with strong long term signings performance, with a good portfolio of new signed contracts.

Looking at the long term signings dynamics, there was a reduction in the deal length of our long term signings this year.  The average duration of contracts signed in 2007 was 1.1 years shorter, or 17 percent, than those signed in 2006.  So although long term signings were roughly flat for the year, the annualized revenue you get from these signings is up year to year.

Looking to 2008, we have good momentum in short-term signings, a strong portfolio of high value, cost saving offerings, and a backlog of $118 billion.  So overall, we have a very strong book of business heading into 2008.

Now, let’s turn to Systems and Technology.

SYSTEMS AND TECHNOLOGY SEGMENT

This quarter, as I said earlier, the real story in Systems and Technology is profit, with margin expansion driving profit growth of 18 percent.

Revenue of $6.8 billion declined 4 percent year to year, but without the divested printer business, revenue was flat.  Our strongest performance was in System p and Storage, offset by anticipated declines in System z and Microelectronics.

Now, let me take you through the brands.

System z revenue declined 15 percent year to year.  Revenue grew double-digits in Asia Pacific, offset by U.S. and parts of Europe.  MIPS shipments were down 4 percent year to year, but MIPS on specialty engines grew 11 percent, up in every geography.

Now, this marks the tenth quarter of a long and successful technology cycle for System z.  In 2008 we’ll move to our next generation mainframe, with announcement and availability in late February.  This next generation System z has 50 percent more capacity than the current z9, enables unprecedented levels of workload consolidation and extends mainframe’s leadership in energy efficiency, security and resiliency.  We expect the first quarter to be a period of product transition, with the real benefit coming in the second quarter.

System i grew 2 percent year to year with strong growth in POWER6 servers.

System p was up 9 percent year to year which was a very solid finish to the year.  It’s our sixth consecutive quarter of revenue growth, driven by the POWER6 servers.

All geographies grew revenue year to year, with particularly strong double-digit performance in Asia Pacific.  Now we expect to gain share with this performance, and continue worldwide leadership position in the UNIX market.  It’s our tenth consecutive quarter of leadership since taking the No. 1 title in the second quarter of 2005, and we’ve gained 12 points of share since the introduction of POWER4 in 2002.  Now later this quarter we will announce and ship POWER6 technology in System p’s entry segment, and extend POWER6 innovation and technology.  The new POWER-based virtualization offerings will also be announced to extend IBM’s lead in UNIX virtualization, dramatically improving energy and space efficiency.

System x server revenue grew 6 percent year to year, and blades grew 31 percent.  We had strong acceptance of our new BladeCenter-S which was introduced at the end of the quarter.  This is a new datacenter in a box offering for SMB and distributed large enterprises.  It offers value in integration, affordability, and the embedded capability for security and data protection.

Our new high-end Quad-Core processor servers were also well received and sold out in the quarter.  We expect System x servers held market share.

In Storage, we had a very good quarter with revenue up 11 percent.  We had another strong performance in Tape, up 22 percent.  And this quarter total disk was up 7 percent, with 21 percent growth in the DS8000.

Now recently we announced the acquisition of XIV, which will further strengthen our storage portfolio in the long term.  This acquisition positions IBM to grow in emerging opportunities like Web 2.0 applications, digital archives and digital media.  So, we’re very excited about this addition to our storage family.

Retail Store Solutions was up 6 percent, as we maintained market leadership.

Technology was down 11 percent year to year driven by a slowdown in game processors.  As I’ve mentioned previously, the OEM business has minimal impact to IBM’s bottom line, but this business is delivering great technology to our systems business, which is the fundamental objective of our investment.  You can see it in the new product introductions for 2008.

Now let me wrap up the Systems and Technology discussion where I started, with profit.

Systems & Technology gross profit and pre-tax margins were up significantly year to year.  For the year, pre-tax margin expanded over 2 points to 9.6 percent, reflecting a strong combination of operational cost management and the value that virtualization is driving in the enterprise space.

SOFTWARE SEGMENT

Our Software business performed well.  With strong execution, we had good success closing transactions in the quarter, driving double-digit revenue and profit growth.

The Software segment revenue of $6.3 billion was up 12 percent year to year, or 6 percent at constant currency.  And this quarter our growth was primarily organic, as we wrapped around our prior year’s acquisitions.

The Software pre-tax profit grew 21 percent.  Profit margin expanded about two and a half points to almost 35 percent.

In both the fourth quarter and full year, excluding currency benefits, we grew double-digits in the financial services sector, public sector and SMB.  Customers are using IBM middleware to effectively improve their operating leverage and business efficiency.  Financial Services sector growth is particularly meaningful.  We grew in Financial Services in every geography and grew double-digits in the Americas and Asia.  This is true for both the fourth quarter and the full year.

Now, let’s discuss our branded middleware.  Key branded middleware delivered 15 percent growth.  This represented 58 percent of software in the fourth quarter or 54 percent for the full year, so you can see some acceleration here.

WebSphere software grew 23 percent as reported.  This caps off a full year performance of 19 percent growth.  With strong performance tied to the industry’s adoption of services-oriented architectures, this turned out to be a great play for IBM.

Information Management also grew double-digits in the fourth quarter and full year.  In the fourth quarter, we entered our second year of our Filenet acquisition.  This has been very successful, and drove strong revenue growth throughout the year.

We’re working to close the Cognos acquisition in the first quarter of 2008.  Cognos provides IBM a strong entry in the Business Intelligence marketplace.  We expect this acquisition to provide synergies, not only in software, but also in services, servers and storage.

Our Tivoli business grew 19 percent in the quarter.  We had double-digit growth in each segment of the Tivoli portfolio, Systems Management, Security and Storage.

Lotus software grew 7 percent compared to a very strong fourth quarter of 2006.  It delivered its 13th consecutive quarter of growth for very strong performance.  Lotus Connections, our social software for business, which was released in June, has been rapidly adopted by our customers.  This helps solidify IBM’s leadership position in the collaboration marketplace — so some pretty exciting offerings from our Lotus operations

Rational grew 22 percent.  Our largest customers embraced our integrated product set, and we expect our Telelogic acquisition to close in the first quarter, subject to completion of regulatory reviews.  Telelogic’s suite of systems programming tools complements Rational’s IT tool set, and further enables software tool sales into industries like communications and automotive.

Now we have been investing heavily in our Software business for some time, both internally and through targeted acquisitions.  And in 2007, we generated $20 billion of software revenue, up 10 percent, and 6 percent at constant currency.

Software pre-tax profit grew 9 percent for the year, or about a half a billion dollars,   and that’s after covering amortization of intangibles for key acquisitions.  The pre-tax margin for the year was effectively flat, reflecting the integration of these acquired businesses.

Now let’s turn to IBM’s Cash Flow performance.

CASH FLOW ANALYSIS

For the year, we generated Free Cash Flow of $12.4 billion, a $1.9 billion increase from last year.

This year to year cash performance was driven by growth in our Net Income, lower pension funding, and improved working capital.  DSO improved 1.4 days year to year, to the best level in years.  And Net Inventory also improved — so very good performance across the board driving our cash flow for 2007.  We continued to fund capital investments required for long term growth, with $5 billion of expenditures in the year.

Full year 2007 had record returns to shareholders.

Our 2007 share repurchase was $18.8 billion, including $12.5 billion repurchased in an Accelerated Share Repurchase in May.  In December we announced an additional plan to repurchase up to $1 billion in stock.  Under the new trading plan, we repurchased 2.2 million shares for about $220 million.  Average diluted shares year-to-date were 1.5 billion, down 6.6 percent from a year ago.

Turning to dividends, this year we distributed $2.1 billion.  An increase of almost $500 million year to year, driven by a 33 percent dividend increase announced in April.  We have doubled our dividend per share in the last two years.

Since 1995, we have returned to investors over $108 billion through share repurchase and dividends.

Now let’s turn to the Balance Sheet.

BALANCE SHEET

Cash on hand is $16.1 billion, a record level driven by strong earnings.  You can expect cash balance will decline as we close the Cognos and Telelogic acquisitions in the first quarter.

Seventy percent of our $35 billion of debt is to support our Global Financing business, leveraged at 7.1 to 1.

The other 30 percent of debt, the Non-Global Financing debt, increased $10.3 billion year to year driven by the debt to support the ASR.  It is down almost $800 million since September, and together with a large increase in equity translated to another decline in debt-to-cap.  Our ratio is now 30 percent, down from a peak of 47 percent at the end of the second quarter.

Overall we returned $21 billion to investors while retaining a book equity of $28.5 billion.

So we have a very strong balance sheet and cash position as we enter 2008.

4Q 2007 EPS BRIDGE

So let me wrap up the quarter by showing you the drivers of our earnings growth, starting with revenue.

Our global reach, together with exceptional performance in Services, resulted in revenue growth of 10 percent.  Now at constant mix and margin, this would contribute 22 of the 54 cents of year to year EPS growth.

We expanded our gross margin, led by Systems and Technology, and good performance in Software.

We continued our focus on expense management, and yielded productivity in the quarter, which contributed about a dime.

And while we had additional interest expense related to our ASR, an impact of about 6 cents, we generated a significant benefit of 22 cents from our aggressive share repurchases earlier in the year.

So to net it out, with strong performance in our global businesses and substantial operating leverage, we delivered very strong earnings per share growth of 24 percent.

This is a very powerful close to 2007, but I would say it’s also a very strong starting position for 2008.

2007 KEY PERFORMANCE METRICS

So let me take a minute and give you a snapshot of our key performance metrics for the year.

We delivered 8 percent revenue growth, led by Services and Software.

We grew net income 11 percent, and expanded net margin by 20 basis points to 10.5 percent.  Now remember this includes interest expense for the ASR, so without the ASR interest, net income grew 13 percent and net margin expanded by 50 basis points.

With an aggressive share repurchase program in 2007, earnings per share grew 18 percent.

And free cash flow, driven by the growth in net income along with lower pension funding and working capital improvements, was also up 18 percent.

So this resulted in record levels of revenue, profit, and cash.

The IBM business model is designed to drive sustainable profit and cash performance over the long term, and in 2007 we delivered against that model.

IBM IS WELL POSITIONED ENTERING 2008

So we enter 2008 with an outstanding operating and financial position.

First, we have a strong portfolio of products and services.

Our Services business enters the year with $118 billion of backlog, and a complement of offerings and capabilities that deliver both high value and productivity to clients.  Software continues to capitalize on industry imperatives such as SOA and Information on Demand.  And in our Systems business, our Unix and storage performance is strong, with a number of key product introductions in 2008, including our new mainframe in late February, and the introduction of POWER6 to the rest of Systems p and i product lines in the first  and second quarters.

Second, we have a significant base of business in fast growing economies.

We talked about that earlier in the presentation and I gave you a map so you could conceptualize this, but in the fourth quarter, 65 percent of our revenue was outside of the U.S.  Countries growing more than 10 percent in local currency in the fourth quarter made up 22 percent of our revenue base, and these countries collectively grew more than 20 percent.  So we’ve been investing for years to drive this performance, and we’ll continue to invest to capture this growth.

Third, our operating model is in place and executing well.

Our annuity businesses, which drive about half of our revenue, provide a solid base of profit and cash.  We have expanded margins for four consecutive years, and have the ability to continue to generate higher returns.  And we have a disciplined approach to aligning investments to growth, so just as we are aggressively investing in high growth markets, we’re also taking a more measured approach in the more stable markets.

Fourth, we’re continuing to invest in our acquisition strategy and have been successful in bringing technologies and businesses into IBM that we leverage across our enterprise.

Finally, we generate a lot of cash, and we’ve got a very solid balance sheet with debt-to-cap now at 30 percent, and $16.1 billion of cash on hand at the end of the year.  We have substantial flexibility to make investments where we see the best opportunities.

So we feel good about how our business is positioned as we enter 2008.

With the strength in our global businesses, a broad portfolio of offerings, a solid operating model and strong financial position we believe that we can deliver earnings per share growth of 15 to 16 percent in 2008.  This would result in an EPS range of $8.20 to $8.30.  And with this strong performance, we are on track to our 2010 roadmap of $10.00 to $11.00 of earnings per share.

Now Patricia and I will take your questions.

CLOSING

Thanks, Mark.

Before we begin the Q&A I’d like to remind you of a couple of items.

First, we have supplemental charts at the end of the deck that complement Mark’s prepared remarks.

Second, I’d ask you to refrain from multi-part questions.

When we conclude the Q&A, I’ll turn the call back to Mark for some final remarks.

Operator, please open it up for questions.

ATTACHMENT II

The IBM Difference

One of the most pressing questions being asked about companies today is what distinguishes them from their competitors in an uncertain economic environment.

In the case of IBM, here are some of the key answers:

1. Global Reach and Scale — In addition to doing business in 170 countries, IBM also enjoys an increasingly broad-based geographic distribution of revenue. In the fourth quarter of 2007, revenue from outside the United States grew to 65 percent of the company’s total. While revenue in the often-referenced BRIC — Brazil, Russia, India and China — countries increased 29 percent, IBM’s emerging country growth profile extends much wider.

During the fourth quarter, 51 countries — including South Africa, Malaysia, Poland, Ecuador, Singapore, Peru, the Czech Republic, and Australia — had year-to year revenue growth of greater than 10 percent at constant currency. Collectively these countries comprised 22 percent of IBM’s total revenue and grew at a rate of more than 20 percent, making a significant impact on the current growth of the company and contributing to IBM’s strength as it enters 2008.

2. Capabilities that Create Value for Customers — In the latter half of the 20th century IBM helped build much of the business and IT infrastructure for many of the developed nations around the world. Today the company is designing, building and operating the infrastructure for the public and private sectors in many of the emerging nations.

This growing scope of work is a manifestation of IBM’s focus on higher-value offerings, as it delivers capabilities to enterprise customers that they simply cannot get from companies whose emphasis is on more commoditized products.

Even in periods of uncertain economic conditions, clients continue to make investments that provide them with benefits they can measure and that ensure the operation of the most critical elements of their business — such as data security, operational resiliency, real-time business analytics, risk management, cost reduction, cash flow improvement, capital assurance and energy management.

In the fourth quarter of 2007, clients around the world and in every business sector turned to IBM for such vital support, and the company’s strong short-term signings growth is a sign that IBM remains a trusted business and technology partner in a demanding economic climate.

For example, earlier this year IBM introduced a series of Green Data Center offerings to help customers maximize power utilization and reduce energy costs for their data centers, enabling them to continue to operate their business while expanding capacity. In the

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fourth quarter of 2007, this offering generated about $300 million in signings, nearly half of which came from clients in the Financial Services sector.

In addition, as a measure of how customers in that same Financial Services sector continue to value IBM’s operation-critical capabilities, IBM’s fourth-quarter short-term services signings in the sector were up 22 percent worldwide, and up 78 percent to more than $500 million in the United States.

3. Technology Leadership — In 2007, for the 15th consecutive year, IBM was issued more U.S. patents (3,125) than any other company. This is just one example of the company’s technology leadership that continues to be reflected in its products and services. In the first quarter of 2008, IBM will launch its next generation System z mainframe, delivering 50 percent more capacity than the current model and offering customers unmatched levels of workload consolidation.

Also this quarter, new System p servers will bring POWER6 innovation to the entry level, and POWER-based virtualization offerings will improve energy and space efficiency for UNIX customers.

In the last five years IBM has aggressively complemented its own research and development prowess with more than 60 acquisitions of hardware, services and software companies. The company will have invested more than $20 billion during this period when the recent acquisitions of XIV (storage), Cognos (information management software) and Telelogic (business optimization software) are all completed in early 2008.

4. Financial Flexibility to Thrive in All Conditions — The company’s focus on higher-value offerings helps drive profitable growth and strong cash generation — $16.1 billion cash balance at the end of 2007, $12.4 in free cash flow — that enabled IBM to not only return value to shareholders through stock repurchases and dividends, but also to invest opportunistically for growth despite near-term business conditions. This financial flexibility is made possible by a business model in which about 50 percent of the company’s revenue and profit are recurring streams far less subject to volatility in uncertain economic conditions.

These materials contain certain non-GAAP information.  The rationale for management’s use of this non-GAAP information, reconciliation of that information to GAAP, and other related information is included in supplementary materials entitled “Non-GAAP Supplementary Materials” in Attachment II of IBM’s Form 8K submitted to the SEC on January 17, 2008.

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